Exhibit 99.1

News Release

For Immediate Release

Catasys Announces Agreement with Optima Health

OnTrak™ Solution Launch Slated for Second Quarter 2019

Los Angeles, CA – April 23, 2019 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced that it has entered into an agreement with Optima Health to provide its OnTrak solution to eligible Commercial members in Virginia. Launch is expected in the second quarter of 2019.

“By partnering with Catasys, we will be able to offer an additional level of care to our members; particularly members with diagnoses that often go untreated,” said Dr. Thomas Lundquist, Chief Medical Officer, Optima Health. “We are looking forward to the benefits that the OnTrak program can provide to our members.”

Catasys applies advanced data analytics and predictive modeling to identify health plan members with unaddressed behavioral health conditions, whether diagnosed or not, that worsen chronic medical conditions. Catasys uniquely engages these members, who do not typically seek behavioral healthcare, and delivers the OnTrak solution. OnTrak is an integrated suite of services that includes care coaching, evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, digital support and in-market Community Care Coordinators. The program improves member health, resulting in durable decreases in total healthcare costs.

“Optima Health is committed to improving member quality of life,” said Rick Anderson, Catasys President and Chief Operating Officer. “We are excited to offer OnTrak to their eligible members, to support them in their journey to happier, healthier lives. We are pleased to expand in Virginia and leverage our existing operations to quickly start providing services to the Optima Health members in need.”

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human interaction, to deliver improved member health and validated outcomes and savings to health plans. Our mission is to help improve the health and save the lives of as many people as possible.

Catasys' integrated, technology-enabled OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

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OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of several leading health plans in California, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, Nebraska, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Learn more at www.catasys.com.

About Optima Health

Optima Health, based in Virginia, provides health insurance coverage to more than 510,000 members. With more than 30 years of experience, Optima Health offers a suite of commercial products including consumer-directed, employee-owned and employer-sponsored plans, individual health plans, employee assistance programs and plans serving Medicare and Medicaid enrollees. Its provider network features 26,000 providers including specialists, primary care physicians and hospitals across Virginia. Optima Health also offers programs to support members with chronic illnesses, customized wellness programs and integrated clinical and behavioral health services, as well as pharmacy management—all to help members improve their health every day. The company’s goals are to provide better health, be easy to use and offer services that are a great value. To learn more about Optima Health, visit www.optimahealth.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Contacts

For Investors:

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:     ariel@catasys.com

For Media:

Catasys, Inc.

Cathy Finley

Phone: 310-444-4308

Email:     cfinley@catasys.com